Exhibit 99.1

Blucora Names Fidelity Executive Bob Oros as HD Vest CEO

BELLEVUE, WA, January 23, 2017 — Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, today announced that Bob Oros has been appointed Chief Executive Officer of HD Vest, effective February 28 2017. Mr. Oros succeeds Roger Ochs, who will be stepping down as HD Vest CEO after 30 years with the tax-oriented wealth management firm. To facilitate a seamless transition Mr. Ochs will remain with the Company through March 31, 2017.

Mr. Oros has more than 20 years of sales and operational experience and has served in leadership roles at leading brokerage and investment advisory firms, where he had a strong track record of successfully recruiting and retaining advisors. Mr. Oros most recently served as Executive Vice President and Head of the Registered Investment Advisors segment at Fidelity Clearing & Custody Solutions, a unit of Fidelity Investments. Over the last four years at Fidelity, Mr. Oros led a team that provided a comprehensive custody platform, brokerage services, trading capabilities and practice management and consulting services to nearly 3,000 registered investment advisors throughout the U.S. His prior roles included leadership positions at LPL Financial Holdings and Charles Schwab Corporation.

John Clendening, president and chief executive officer of Blucora, said, “We are pleased to welcome a leader of Bob’s caliber. His experience in building advisor relationships will be instrumental to HD Vest’s future. Under Bob’s leadership, the HD Vest team will continue to innovate and provide tax professionals and independent financial advisors with the right solutions to meet and exceed their clients’ needs.”

“I am excited to become the next CEO of HD Vest and to work alongside such a talented group of individuals,” said Mr. Oros. “HD Vest pioneered the idea of tax-smart wealth management services through tax professionals. I am thrilled with the opportunity to lead the innovative team at HD Vest and look forward to working with the firm’s advisors. Together, we will continue to drive growth and profitability for all stakeholders.”

As part of the announcement of the leadership transition, Roger Ochs noted “it has been an honor to lead this company with some of the finest team members and advisors in the industry. The team at HD Vest has a level of commitment and integrity that is unparalleled and I am grateful to have played a part in its success. With Bob at the helm and the support of a great leadership team, I’m comfortable stepping aside knowing that he has a strong commitment to our business model and is an advocate for advisors. I look forward to watching the company continue to grow under his leadership.”

Mr. Clendening stated that “we are grateful for Roger’s dedication and contributions to HD Vest over the last thirty years. Roger has led HD Vest through a period of tremendous growth and built an outstanding management team to support its continued success. We wish Roger all the best in his future endeavors.”

About Bob Oros

Bob Oros joined Fidelity Investments in January 2012 as the Executive Vice President, Head of the RIA Segment, Fidelity Clearing & Custody, where he was responsible for the growth and retention of the RIAs and record-keepers on Fidelity’s platform, which services more than 3,500 clients in the bank, B-D, RIA and retirement record-keeper segments. Prior to that, Mr. Oros served as a National Sales Manager at Trust Company of America, Executive Vice President and Head of Custom Clearing Services at LPL Financial and Vice President at Charles Schwab. Mr. Oros is a Board Member and Chair of the Corporate Development Committee at the Invest in Others Charitable Foundation and serves on the Board of the Foundation for Financial Planning. Mr. Oros has a BSBA in Finance and Economics from Central Michigan University.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Blucora’s actual results include the successful execution of the Company’s strategic initiatives, operating plans, and marketing strategies, general economic, industry and market sector conditions, the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, and our dependence on companies to distribute our products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in Blucora’s most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time, in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Blucora undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contact

Stacy Ybarra

425-709-8127

Blucora, Inc.

stacy.ybarra@blucora.com